Exhibit 99.3

Oceaneering Announces Cash Tender Offer for Any and All of Its Outstanding 6.000% Senior Notes Due 2028
HOUSTON, June 24, 2026 – Oceaneering International, Inc. (“Oceaneering”) (NYSE:OII) announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 6.000% Senior Notes due 2028 (the “Notes”) for the consideration described below.

Title of Security	CUSIP Numbers(2)	Aggregate Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread (basis points)
6.000% Senior Notes due 2028(1)	675232 AB8	$500,000,000	3.50% UST due October 31, 2027	FIT4	40
675232 AD4

(1)	In addition to the consideration per $1,000 set forth above per principal amount of Notes validly tendered and accepted for purchase, holders whose Notes are accepted for purchase pursuant to the tender offer will also receive accrued and unpaid interest on such Notes from the last applicable interest payment date to, but not including, the Settlement Date (as defined below).
(2)	No representation is made as to the correctness or accuracy of the CUSIP numbers listed in the Offer to Purchase (as defined below) or printed on the Notes. They are provided solely for the convenience of holders of the Notes.
The purchase price for each $1,000 principal amount of Notes validly tendered (the "Purchase Price"), and not validly withdrawn, and accepted for purchase pursuant to the tender offer will be determined in the manner described in the Offer to Purchase dated June 24, 2026 (the "Offer to Purchase”). This determination will be made by reference to the fixed spread specified above, plus the yield to maturity based on the bid-side price of the U.S. Treasury Reference Security specified above, as quoted on the Bloomberg Bond Trader FIT4 series of pages at 2:00 p.m., New York City time, on June 30, 2026, the date on which the tender offer is currently scheduled to expire. The Purchase Price will be calculated based on a yield to October 31, 2027, and assuming the Notes are redeemed on October 31, 2027, at the specified redemption price for such date of 100.000% of the principal amount, as described in the Offer to Purchase.
The tender offer will expire at 5:00 p.m., New York City time, on June 30, 2026, unless extended or earlier terminated (the “Expiration Time”). Holders who have validly tendered their Notes may withdraw such Notes at any time (i) at or prior to the earlier of (x) the Expiration Time and (y) in the event the tender offer is extended, the tenth business day after the date hereof, and (ii) after the 60th business day after the date hereof if for any reason the tender offer has not been consummated within 60 business days of the date hereof. The delivery of Notes tendered by guaranteed delivery procedures must be made no later than 5:00 p.m., New York City time, on July 2, 2026. Oceaneering expects to pay the consideration for Notes validly tendered and not validly withdrawn at or prior to the Expiration Time and accepted for purchase by it or tendered and delivered through the guaranteed delivery procedures on July 6, 2026, the third business day following the Expiration Time (the “Settlement Date”). The tender offer is conditioned upon the satisfaction or waiver of certain conditions, including Oceaneering’s completion of one or more debt financing transactions on terms satisfactory to it. The tender offer is not conditioned upon any minimum amount of Notes being tendered.
The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and in the related Notice of Guaranteed Delivery, along with any amendments and supplements thereto, which holders are urged to read carefully before making any decision with respect to the tender offer. Oceaneering has retained J.P. Morgan Securities LLC as dealer manager (the “Dealer Manager”) in connection with the tender offer. Copies of the Offer to Purchase and the related Notice of Guaranteed Delivery may be obtained from Global Bondholder Services Corporation, the Depositary and Information Agent for the tender offer, by phone at (212) 430-3774 (banks and brokers) or (855) 654-2014 (toll-free), by email at contact@gbsc-usa.com or online at https://gbsc-usa.com/oii/. Questions regarding the tender offer may also be directed to the Dealer Manager at +1 (866) 834-4666 (toll free) or +1 (212) 834-4818 (collect).
This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer is being made only by, and pursuant to the terms of, the Offer to Purchase and the related Notice of Guaranteed Delivery. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction. In any jurisdiction where the laws require the tender offer to be made on Oceaneering’s behalf by a licensed broker or dealer and the Dealer Manager or one of the Dealer Manager’s affiliates is such a licensed broker or dealer in any such jurisdiction, the tender offer will be deemed to be made by the Dealer Manager or affiliate, as the case may be, on behalf of Oceaneering. None of Oceaneering, the Depositary and Information Agent, or the Dealer Manager, or any of their affiliates, makes any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the tender offer. This press release is neither an offer to sell nor a solicitation of an offer to buy any securities or other financial instrument that constitute financing for the tender offer.
This release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the expected timing for expiration and settlement of the tender offer, the conditions to the tender offer, and other matters relating to the tender offer and any debt financing transactions. The forward-looking statements included in this release are based on Oceaneering's current expectations and are subject to certain risks, assumptions, trends, and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. For a more complete discussion of these and other risk factors, please see Oceaneering’s latest annual report on Form 10-K and subsequent quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements. Except to the extent required by applicable law, Oceaneering undertakes no obligation to update or revise any forward-looking statement.

About Oceaneering
Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, and manufacturing industries.
Contacts:
Hilary Frisbie
Senior Director, Investor Relations
Oceaneering International, Inc.
713-329-4755
investorrelations@oceaneering.com
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